[GRAPHIC APPEARS HERE]	Exhibit 23.1

PricewaterhouseCoopers Rua da Candelária, 65 11° - 15° 20091-020 Rio de Janeiro, RJ - Brasil Caixa Postal 949 Telefone (21) 3232-6112 Fax (21) 2516-6319

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Companhia Vale do Rio Doce of our reports dated February 6 and February 21, 2003, relating to the financial statements of Vale Overseas Ltd. and the consolidated financial statements of Companhia Vale do Rio Doce and its subsidiaries, respectively, which appear in the Annual Report on Form 20-F for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers Auditores Independentes

Rio de Janeiro, Brazil

October 9, 2003